Exhibit 99.2

November 2, 2006

Dear Fellow Shareholders:

As we continue to implement on our previously communicated expansion plan and reposition our deposit mix with the goal of increasing shareholder value, our long-term strategic plan had a short-term negative impact on earnings for the third quarter. In December 2005, we articulated our intentions of opening five new branches over two years.  We are pleased to report that during the first three quarters of 2006, we have opened three new branches in Central and Eastern Florida.  While we fully expect to realize gains on our expansion into Florida’s high growth markets, our third quarter results fell short of our expectations. Net earnings for Federal Trust Corporation for the quarter ending September 30, 2006, were $621,000, compared to $884,000 for the third quarter of 2005.  On a per share basis, third quarter earnings were $0.07 per basic and diluted share, compared to $0.10 per basic and $0.11 per diluted share for the third quarter of 2005.  For the first nine months of 2006, net earnings were $2,669,000, an 18% decrease from the $3,270,000 earned in the first nine months of 2005.  On a per share basis, the first nine months net earnings for 2006 were $0.30 per basic and $0.29 per diluted share, compared to $0.40 and $0.39 per basic and diluted share, respectively, for the same period in 2005.

Several main factors influenced our short-term quarterly and year-to-date results including: (i) executing on our long-term strategic plan; (ii) the weakening housing market and flat yield curve nationwide and in Florida; and (iii) defending the accusations and resulting litigation commenced by Keefe Managers, LLC.

At September 30, 2006, Federal Trust’s total assets were $730 million, an increase of $12 million, or 2% from September 30, 2005 but essentially unchanged from the $735 million in total assets at the end of 2005.  Shareholders’ equity at the end of the third quarter of 2006 was $54 million, up 25% from the third quarter of 2005. The book value per share at September 30, 2006, was $5.79 compared to $5.24 a year earlier and our market capitalization was $93 million.

Executing our long-term strategic plan has impacted our short-term results.  Our expansion plan was initiated in the beginning of 2005, most of that year was focused on site selection, permitting and the early stages of construction. The three new branches that opened this year however, added approximately $450,000 to our overhead expenses.  Two additional branch facilities are scheduled for construction in 2007.  Our branch expansion plan will pay dividends from a franchise value because of the strategic placement of the new branches in desirable high growth markets, such as The Villages in Lake County near our recently opened Eustis branch and Palm Coast in Flagler County, which will open in 2007. Their positive effect on earnings, however, will not be felt until the branches have been given an opportunity to mature and reach their respective efficiency levels.  The addition of the five new branches will complete our near-term branch expansion plan and provide the necessary footprint for customer convenience, increased core deposits and enhanced services.

October 31, 2006

The second event, the weakening housing market and flat yield curve, continues to present challenges for community banks and thrifts nationwide.  The increase in short-term interest rates by the Federal Reserve Open Market Committee has increased our cost of funds and affected our net interest income, which we expect to continue through the first half of 2007.

While bricks and mortar provide the impetus for us to gain a market presence, we are intensifying our efforts to lower our cost of funds by focusing on multiple customer relationships, which requires the implementation of certain new services and delivery systems. Our goal is a deposit mix more typically found in a community bank. The improvement of our deposit mix is only part of our strategic plan. We have made inroads to expand our floating rate commercial real estate lending portfolio over the past five years.  A significant percentage of our loan portfolio however, is in lower yielding residential mortgages, primarily comprised of 3/1 and 5/1 adjustable-rate loans, which will reset at current market rates as the initial fixed rate period ends.

In the housing market, supply is currently exceeding demand.  Over the past few years, Florida has experienced a considerable amount of investor speculation in commercial real estate, primarily in non-owner occupied condominium projects and to some extent speculative construction of single family homes.  Unlike some of our competitors, we do not have any hybrid loan products that are negatively amortizing and can result in high loan-to-value loans.  Our loan portfolio remains diversified, so that we do not have any significant loan concentrations in any particular market. Despite our loan diversification and overall asset quality, our non-accrual loans increased to $10.1 million at the end of September 2006, the majority of which consists of two loan initiatives.

The first loan initiative is a $4 million participation in a real estate loan secured by a condominium site on the Gulf of Mexico, in the Florida panhandle.  The borrower has decided to delay construction until the economy improves. An agreement is being negotiated with the borrower to bring the loan current and restructure the interest payments.  At the present time we do not anticipate any loss of principal or interest once the restructuring is completed.

The second loan initiative, comprising $3.2 million in non-accrual loans involves a number of single family construction loans to individual borrowers in Lee County, Florida that were originated and are being serviced by a third party. The problem here involves delays in beginning of construction with two home builders, and for these loans, we have made disbursements on the lots.  In the event construction does not commence, these loans will either be converted to lot loans or be foreclosed.

October 31, 2006

We view these two situations as outside the norm, and not as a part of a trend in the Florida market or indicative of weakness in our overall loan portfolio.  We have reviewed the concentrations in our portfolio and are actively monitoring all significant loan relationships. At the present time, there are no other delinquent or non-performing loans for which we are concerned about ultimate collectability, and in fact, we now have only one foreclosed property for $36,000.  Our allowance for loan losses at September 30, 2006, was $4.8 million or .78% of total loans and was up from $4.3 million or .69% of total loans at September 30, 2005.  We believe our quarter-end allowance is adequate to absorb losses, if any, in our portfolio.

The final event that has negatively impacted earnings, is the lawsuit filed by Keefe Managers, LLC, regarding the election of directors at this year’s Annual Meeting of Shareholders.  The lawsuit alleges improprieties in the vote tabulation and a reversal of the results, amongst other things. While management is confident that the results of the election will not be affected, the lawsuit is costly from the standpoint of allocation of both financial resources and management’s time in having to respond to the Complaint and voluminous document requests.  Legal costs relating to the lawsuit alone for this quarter were over $73,000.

The responsibilities and expectations of the board of directors of public companies continue to expand.  In that regard, we are continuing our efforts to identify an additional outside director that will further enhance the composition of our current Board.  Our interviews have been focused on individuals that are familiar with the financial industry, as well as having public company experience.

The combination of these events has implicated and will continue to negatively impact earnings over the next few quarters.  While I recognize that this report is not what we would like to see, improvement in our earnings will be realized when our branch network becomes fully engaged, continued improvement in our net interest margin is realized, and the other issues are resolved.  As the Chief Executive Officer, I want to reassure you that our business strategy is sound and on schedule, and that we will successfully address each of these challenges.

Sincerely,

James V. Suskiewich
Chairman and Chief Executive Officer